EXHIBIT 99.1

Garmin Reports Record First Quarter; PND Growth Remains Strong

Cayman Islands/May 2, 2007/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended March 31, 2007.

First Quarter 2007 Financial highlights:

•	Total revenue of $492 million, up 53% from $322 million in first quarter 2006
•	Automotive/Mobile segment revenue increased 110% to $317 million in first quarter 2007
•	Aviation segment revenue increased 26% to $72 million in first quarter 2007
•	Outdoor/Fitness segment revenue decreased 5% to $60 million in first quarter 2007
•	Marine segment revenue decreased 15% to $43 million in first quarter 2007
•	All geographic areas experienced significant growth:
•	North America revenue was $323 million compared to $202 million, up 60%
•	Europe revenue was $148 million compared to $102 million, up 45%
•	Asia revenue was $21 million compared to $18 million, up 17%
•
Mix of revenue by region remained stable relative to the year-ago quarter. Revenue from our automotive/mobile segment continued to become a larger portion of total company revenues when compared with the same quarter in 2006, at 64% of total revenues.

•	Earnings per share increased 60% to $0.64 from $0.40 in first quarter 2006; excluding foreign exchange, EPS increased 37% to $0.59 from $0.43 in the same quarter in 2006.

Business highlights:

•	Strong sales in both our automotive/mobile and aviation segments put them on track to meet or exceed full year guidance for these segments.
•	1.55 million units sold in the first quarter of 2007, up 67% from the same quarter in 2006.
•
Delivered many new products in the quarter, with new products specifically geared to enhance our positions in the automotive and marine markets and to broaden and deepen our product offerings as we move into the spring selling season.

•
Our second Taiwan manufacturing facility has seven production lines fully operational, bringing our total production lines in Taiwan to 21 and our production capacity to approximately 8 million units annually. Because of the significant increase in demand for PNDs, additional manufacturing lines will be added at this facility during second quarter to create a full capacity configuration.

•
Targeted advertising and promotional programs secured during the first quarter for the spring season should drive solid second quarter sales. We continue to work to increase our retail penetration and broaden our distribution.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The first quarter was an exciting quarter for Garmin. We are pleased to have delivered numerous new automotive and marine products, which have been received with enthusiasm by the market and we are ramping up production to meet the upcoming spring season. We continued to experience strong sales of automotive/mobile products in this seasonally slower quarter, and look forward to a healthy second quarter, spurred by consumer interest in our revolutionary new marine product line, and our new and existing automotive/mobile products group, which are both very popular segments this time of year.

We continued to experience triple digit growth in our automotive/mobile segment, which demonstrates that our products continue to be well-positioned to take advantage of the growing demand for portable navigation devices in both of these important markets. Recent deliveries include:

•	the economical yet elegant nüviTM 200 series,
•	the nüviTM 600 and 650 products for cost-conscious consumers who prefer a wide-screen display,
•	StreetPilot c580 and nüviTM 680 with dynamic content provided by MSN Direct, and
•	our nüviTM 270, 370, and 670 with pre-loaded North American and European mapping for international travelers.
These product releases demonstrate our commitment to the creation of innovative and feature-rich products, which will allow us broader and deeper penetration of the automotive/mobile market. Our popular nüviTM and c-series product offerings allow extensive market segmentation, attracting customers with compelling, competitive features and useful content integrated into easy-to-use products which should drive strong results in the spring buying season and beyond.

Our aviation segment grew faster than expected during the quarter, as positive response to our WAAS and GMX200 products offerings and growth in the sale of new aircraft carrying the G1000 cockpit continued. We are pleased with our initial delivery of the G900 cockpit to the experimental aircraft market as well, and we remain optimistic about opportunities in our aviation business through the remainder of the year. Finally, we are delighted to have our G1000 cockpit selected for new Piper Saratoga II TC and Piper 6X aircraft, expanding our long-standing partnership with Piper Aircraft, Inc.

Response to our revolutionary new marine products and cartography has been very positive, with strong initial orders and backlogs for radar, 400- and 500-series products delivered in March 2007. Our soon-to-be-delivered 4000- and 5000-series products have generated much enthusiasm, and we anticipate strong orders for these products as well. We believe the marine segment is positioned to meet our 2007 guidance for this segment, however this will happen through strong sales in both second and third quarters due to the timing of new product introductions. We are also very pleased with our recent acquisition of the assets of Nautamatic Marine Systems, Inc. whose innovative, patented marine autopilot technology will allow us to further expand our suite of marine networking products.

Revenue in our outdoor/fitness segment this quarter decreased when compared to the year ago quarter. Our outdoor/fitness segment had a very strong first quarter in 2006, when pipeline fill of many new fitness products and a special promotional deal in Europe drove strong sales of outdoor and fitness products. We look forward to new product introductions scheduled for later in the year, and will provide updated progress for the segment as the year progresses and we have better visibility.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Overall we are pleased with our financial results for the first quarter, and look forward to a strong selling season during the second quarter,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the quarter grew 53% and 60% respectively, exceeding our expectations. Excluding the impact of foreign exchange, EPS for the quarter grew 37%, from $0.43 to $0.59. Automotive/mobile segment’s first quarter revenues increased 110% compared to the prior year and aviation revenue grew 26% on strong sales in both our retrofit and OEM businesses. Timing of new marine product introductions resulted in lower first quarter revenues for this segment, and pushed traditional “marine season” revenues into the second and third quarters this year.
Gross margin for the overall business remained relatively strong in the first quarter. The auto/mobile segment margin improved 130 basis points from first quarter of 2006, as higher-margin, more fully-featured product continued to sell very well and positively impact product mix in the segment. Aviation gross margin also improved 270 basis points as new retrofit products became a larger portion of the segment’s product mix. Both our outdoor/fitness and marine segments experienced gross margin declines when compared with the year-ago quarter, as product mix reflected the discounting of older products, particularly in the marine segment.

Operating margin improved 100 basis points in our auto/mobile segment in the first quarter of 2007 when compared with the year-ago quarter. Aviation segment operating margins also improved 120 basis points. Operating margins declined in our marine and outdoor/fitness segments when compared with the year-ago quarter. Total operating margin of 28.1% for the first quarter of 2007 fell 300 basis points when compared with the year-ago quarter. These results were as we expected, and reflect increased advertising, product support, marketing, and administrative resource commitments to support our rapid growth.

We also generated $156 million of free cash flow in the first quarter of 2007, resulting in a cash and marketable securities balance of $912 million at the end of the quarter.”

Fiscal 2007 Outlook

We remain optimistic about the future success of our business and our ability to serve customers and distributors around the world. We anticipate overall revenue to exceed $2.5 billion in 2007, and earnings per share to exceed $2.70 assuming an effective tax rate of approximately 13 percent. We anticipate automotive/mobile revenues to grow faster in 2007 than we earlier anticipated, and continue to expect declining operating margins due to product mix and a continued transition toward mass market levels. We intend to provide a formal update to our fiscal 2007 financial expectations during the Q2 2007 earnings conference call.

In addition to the full build-out of our second Taiwan manufacturing facility in the second quarter, we are also exploring the possible purchase of a third manufacturing facility to meet the greater than anticipated PND demand and the need for additional office space Having completed the European headquarters facilities renovation and move in April, we are now planning to expand our warehouse distribution facility at our Kansas headquarters to support our continued growth.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency
Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended
	March 31,	April 1,
	2007	2006

Net Income (GAAP)	$139,860	$87,516
Foreign currency (gain) / loss, net of tax effects	($11,478)	$6,292
Net income, excluding FX	$128,382	$93,808

Net income per share (GAAP):
Basic	$0.65	$0.40
Diluted	$0.64	$0.40

Net income per share, excluding FX:
Basic	$0.59	$0.43
Diluted	$0.59	$0.43

Weighted average common shares outstanding:
Basic	216,215	216,370
Diluted	218,704	218,322

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended
	March 31,	April 1,
	2007	2006

Net cash provided by operating activities	$168,670	$56,216
Less: purchases of property and equipment	($12,399)	($14,868)
Free Cash Flow	$156,271	$41,348

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 2, 2007 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 3724363. An archive of the live webcast will be available until June 8, 2007 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2007, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2007 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2006 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and Forerunner are registered trademarks, and Edge is a trademark of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share information)

	March 31,	December 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$479,380	$337,321
Marketable securities	93,674	73,033
Accounts receivable, net	334,010	403,524
Inventories, net	283,200	271,008
Deferred income taxes	55,138	55,996
Prepaid expenses and other current assets	25,136	28,202

Total current assets	1,270,538	1,169,084

Property and equipment, net	257,935	250,988

Marketable securities	337,770	407,843
Restricted cash	1,529	1,525
Licensing agreements, net	16,508	3,307
Other intangible assets, net	132,888	64,273

Total assets	$2,017,168	$1,897,020

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$110,119	$88,375
Salaries and benefits payable	16,364	16,268
Warranty reserve	39,281	37,639
Other accrued expenses	65,738	100,732
Income taxes payable	11,918	94,668

Total current liabilities	243,420	337,682

Long-term debt, less current portion	233	248
Deferred income taxes	1,359	1,191
Other liabilities	76,474	-

Stockholders' equity:
Common stock	1,083	1,082
Additional paid-in capital	92,423	83,438
Retained earnings	1,618,515	1,478,654
Accumulated other comprehensive loss	(16,339)	(5,275)

Total stockholders' equity	1,695,682	1,557,899
Total liabilities and stockholders' equity	$2,017,168	$1,897,020

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended
	March 31,	April 1,
	2007	2006

Net sales	$492,159	$322,311

Cost of goods sold	254,407	159,521

Gross profit	237,752	162,790

Selling, general and
administrative expenses	65,925	37,764
Research and development
expense	33,503	24,913
	99,428	62,677

Operating income	138,324	100,113

Other income (expense):
Interest income	9,359	7,305
Interest expense	(32)	(8)
Foreign currency	13,205	(7,446)
Other	51	3,605
	22,583	3,456

Income before income taxes	160,907	103,569

Income tax provision	21,047	16,053

Net income	$139,860	$87,516

Net income per share:
Basic	$0.65	$0.40
Diluted	$0.64	$0.40

Weighted average common
shares outstanding:
Basic	216,215	216,370
Diluted	218,704	218,322

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	13-Weeks Ended
	March 31,	April 1,
	2007	2006
Operating Activities:
Net income	$139,860	$87,516
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	6,213	5,050
Amortization	9,872	8,922
Loss (gain) on sale of property and equipment	27	172
Provision for doubtful accounts	991	500
Deferred income taxes	2,159	(7,725)
Foreign currency transaction gains/losses	(13,052)	10,290
Provision for obsolete and slow moving inventories	8,156	4,712
Stock compensation expense	3,955	2,500
Realized gains on marketable securities	-	(3,852)
Changes in operating assets and liabilities:
Accounts receivable	84,886	(29,753)
Inventories	(16,772)	(5,124)
Other current assets	2,947	(18,141)
Accounts payable	6,252	(7,707)
Other current liabilities	(40,108)	3,580
Income taxes	(6,513)	5,725
Purchase of licenses	(20,203)	(449)
Net cash provided by operating activities	168,670	56,216

Investing activities:
Purchases of property and equipment	(12,399)	(14,868)
Purchase of intangible assets	(1,564)	(683)
Purchase of marketable securities	(102,197)	(123,506)
Redemption of marketable securities	153,924	51,899
Change in restricted cash	(4)	(14)
Net cash paid for acquisition of businesses and other intangibles	(68,902)	-
Net cash used in investing activities	(31,142)	(87,172)

Financing activities:
Proceeds from issuance of common stock	2,842	6,671
Stock repurchase	-	-
Payments on long term deb	(14)	-
Tax benefit related to stock option exercise	2,190	4,371
Net cash used in financing activities	5,018	11,042

Effect of exchange rate changes on cash and cash equivalents	(487)	185

Net increase in cash and cash equivalents	142,059	(19,729)
Cash and cash equivalents at beginning of period	337,321	334,352
Cash and cash equivalents at end of period	$479,380	$314,623

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended March 31, 2007

Net sales	$60,527	$43,004	$316,626	$72,002	$492,159
Gross profit	$33,415	$21,153	$136,731	$46,453	$237,752
Operating income	$21,209	$11,294	$79,525	$26,296	$138,324

13-Weeks Ended April 1, 2006

Net sales	$63,645	$50,703	$150,730	$57,233	$322,311
Gross profit	$36,342	$28,017	$63,087	$35,344	$162,790
Operating income	$24,679	$18,914	$36,292	$20,228	$100,113